Exhibit 10(b)

The Second Amended and Restated
2019 Entergy Corporation Non-Employee Director Stock Program

1.General

This Second Amended and Restated 2019 Entergy Corporation Non-Employee Director Stock Program (the “Amended 2019 Stock Program”) effective as of June 1, 2022 (the “Effective Date”) hereby amends and restates the First Amended and Restated 2019 Entergy Corporation Non-Employee Director Stock Program established pursuant to Article 10 of the 2019 Entergy Corporation Omnibus Incentive Plan (the “2019 OIP”); the terms of which are incorporated into this Amended 2019 Stock Program. References in this Amended 2019 Stock Program to any specific 2019 OIP provision do not limit the applicability of any other 2019 OIP provision. This Amended 2019 Stock Program shall, along with the terms of the 2019 OIP, govern Awards granted after the Effective Date. Capitalized terms used in this Amended 2019 Stock Program that are not otherwise defined shall have the meanings assigned to them in the 2019 OIP. In the event of a conflict between the terms of the 2019 OIP and this Amended 2019 Stock Program, the terms of the 2019 OIP shall prevail.

2.Purpose

The purpose of the Amended 2019 Stock Program is to promote the interests of the Company and its shareholders by attracting and retaining Non-Employee Directors, as defined below, of outstanding ability and enabling Non-Employee Directors to participate in the long-term growth and financial success of the Company.

3.Eligibility

The only persons eligible to participate in this Amended 2019 Stock Program are members of the Board who are not employees of a System Company (“Non-Employee Directors”).

4.Administration

Pursuant to Article 3 of the 2019 OIP, the Board shall administer the Amended 2019 Stock Program with respect to any Award granted to a Non-Employee Director; provided, however, that the Board may delegate its authority to administer the Amended 2019 Stock Program to any committee or subcommittee of the Board that is comprised solely of Non-Employee Directors.

5.Quarterly Stock Awards

5.1Quarterly Stock Awards. Subject to the provisions of Section 4(a) and Article 10 of the 2019 OIP and Sections 6 and 7 of this Amended 2019 Stock Program, each Non-Employee Director shall receive on an Award Date (as defined in Section 5.3 below) a quarterly grant of shares of Common Stock equal in value to $21,875 (the “Quarterly Stock Award”) as of such Award Date for serving as a Non-Employee Director during the entire calendar quarter ending on, or immediately prior to, such Award Date. The number of shares of Common Stock granted on an Award Date shall be determined by dividing (a) $21,875 by (b) the closing price of a share of Common Stock on the New York Stock Exchange (“NYSE”) on such Award Date. Any fractional share that results from this determination shall be rounded up to the next whole share and shall be included in the applicable Quarterly Stock Award.

5.2Consideration. Each Quarterly Stock Award is granted in exchange for services rendered during the calendar quarter ending on, or immediately prior to, the Award Date and does not require the payment of consideration.

5.3Award Dates. Quarterly Stock Awards will be granted on the last day of May, August, November and February of each year or, if such date is a day on which the NYSE is not open for trading, the next succeeding NYSE trading day (each an “Award Date”).

5.4Proration. If a Non-Employee Director serves as a Non-Employee Director for less than the full calendar quarter ending on, or immediately prior to, an Award Date, the number of shares of Common Stock awarded to the Non-Employee Director on such Award Date shall be determined by multiplying the number of shares (including fractional shares) of Common Stock such Non-Employee Director would have received on such Award Date had he or she served as a Non-Employee Director for the full calendar quarter by a fraction, the numerator of which is the actual number of days (up to 90) the individual served as a Non-Employee Director during the applicable calendar quarter and the denominator of which is 90 days. Any fractional share that results from this determination shall be rounded up to the next whole share and shall be included in the pro-rated Quarterly Stock Award to the Non-Employee Director.

5.5Employment by System Company. If a Non-Employee Director subsequently becomes an employee of a System Company while remaining a member of the Board, the former Non-Employee Director’s participation in this Amended 2019 Stock Program will be terminated effective immediately upon his or her employment by the System Company. The change in the Non-Employee Director’s employment status shall have no effect on Quarterly Stock Awards granted prior to his or her employment by a System Company; provided that the former Non-Employee Director shall be entitled to a pro-rated Quarterly Stock Award for the calendar quarter in which he or she becomes an employee of a System Company in accordance with Section 5.4 of the Amended 2019 Stock Program.

5.6Taxes. If required by applicable law, the Non-Employee Director shall pay to the Company any amount necessary to satisfy applicable federal, state or local tax withholding requirements attributable to the Quarterly Stock Awards promptly upon notification of the amounts due. If required to pay withholding taxes, the Non-Employee Director may, to the extent consistent with the requirements of Code Section 409A and regulations thereunder, elect to pay such taxes from the shares of Common Stock that otherwise would be distributed to such Non-Employee Director, or from a combination of cash and shares of Common Stock. As provided in Section 4(b) of the 2019 OIP, Common Stock related to that portion of an Award utilized for the payment of withholding taxes shall not again be available for Awards under the 2019 OIP.

5.7Delivery. The Company may deliver shares of Common Stock representing a Quarterly Stock Award by book-entry credit to the account of the Non-Employee Director or by the delivery of certificated shares. The Company may affix to these shares any legend that it determines to be necessary or advisable.

6Deferral

In lieu of taking delivery of shares of Common Stock on an Award Date, a Non-Employee Director may elect to defer the receipt of such Quarterly Stock Award to a subsequent calendar year provided that he or she files an irrevocable written deferral election with the Board no later than the 31st day of December of the calendar year immediately preceding the calendar year in which the Non-Employee Director commences the services to which the Award Date relates. Accordingly, for those Quarterly Stock Awards granted with respect to the quarters ending on the last day of May, August and November, such deferral election must be filed by December 31 of the calendar year immediately preceding such Award Dates and, for those Quarterly Stock Awards granted with respect to quarters ending on the last day of February, such deferral election must be filed by December 31 of the second calendar year immediately preceding such Award Dates. Any person who shall become a Non-Employee Director during any calendar year, and who was not a Non-Employee Director of the Company before the beginning of such calendar year, may elect, within 30 days after the Non-Employee Director’s term begins, to defer the receipt of the Quarterly Stock Awards earned during the remainder of such calendar year and the calendar quarter ending the last day of February of the succeeding calendar year from and after the date of such election Quarterly Stock Awards deferred pursuant to this Section 6 shall be deferred as equity units, each of which shall have the value, as of the Award Date, of one (1) share of Common Stock. Equity units do not represent actual shares of Common Stock and no shares of Common Stock will be purchased or acquired for the payout of any Quarterly Stock Award deferred under this Amended 2019 Stock Program. On each Award Date, the deferred equity units shall be credited to each Non-Employee Director’s bookkeeping account maintained by the Company with respect to such Non-Employee Director’s deferrals.

The Non-Employee Director’s written deferral election must specify the date on which the deferred equity units will be paid (“Payment Date”), which Payment Date must be no earlier than January 2nd of the third calendar year immediately following the calendar year in which the applicable Award Date occurs. Quarterly Stock Awards deferred pursuant to this Section shall accrue dividend equivalents, which dividend equivalents will be paid on the Payment Date together with interest calculated at an annual rate based upon the 52-week U.S. Treasury Bill Rate as in effect on the first business day of each year. On each Payment Date, equity units deferred and elected to be paid out on such date shall be paid in cash in an amount equal to (a) the number of equity units outstanding on the Payment Date multiplied by the closing price of a share of Common Stock on the NYSE as of the close of business on the Payment Date or, if such Payment Date is a day on which the NYSE is not open for trading, the closing price of Common Stock on the next succeeding NYSE trading day, plus (b) the amount of all accrued dividend equivalents with respect to such equity units and (c) interest on the dividend equivalents through such Payment Date.

In the case of any Quarterly Stock Award deferred pursuant to this Section 6, no shares of Common Stock shall be purchased, distributed or contributed at the time of the deferral, and none of the Company, the 2019 OIP or this Amended 2019 Stock Program shall be required to set aside a fund or assets for the payment of any such deferred amount. No Non-Employee Director shall look to any other person or entity other than the Company for the payment of benefits under this Amended 2019 Stock Program. The Non-Employee Directors or any other person or entity having or claiming a right to payments hereunder shall rely solely on the unsecured obligation of the Company to the Non-Employee Director set forth herein. Nothing in this Amended 2019 Stock Program shall be construed to give a Non-Employee Director or any other person or entity any right, title, interest, or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever, owned by the Company or any of its Affiliates or in which the Company or any of its Affiliates may have any right, title or interest now or in the future. Each Non-Employee Director shall have the right to enforce his or her claim under the Amended 2019 Stock Program in the same manner as any other unsecured creditor of the Company and its Affiliates.

7.Miscellaneous

The Board reserves the right at any time to amend the terms and conditions set forth in this Amended 2019 Stock Program to the extent permitted under the 2019 OIP. Further, the Amended 2019 Stock Program is intended to comply with the requirements of Code Section 409A and the regulations thereunder and shall be administered in accordance with Code Section 409A and the regulations thereunder to the extent this Amended 2019 Stock Program is subject thereto. To the extent that any provision of the Amended 2019 Stock Program would conflict with the requirements of Code Section 409A and the regulations thereunder or would cause the administration of the 2019 Stock Program to fail to satisfy such requirements, such provision shall be deemed null and void to the extent permitted by applicable law. Each payment under this Amended 2019 Stock Program shall be deemed a separate payment for purposes of Code Section 409A.

The obligations of the Company under the Amended 2019 Stock Program shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.